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                                                                    Exhibit 3.17

                            CERTIFICATE OF FORMATION

                                       OF

                      UBS PREFERRED FUNDING COMPANY LLC IX

                  This Certificate of Formation of UBS Preferred Funding Company LLC IX, dated as of March 22, 2006, is being duly executed and filed by Niall O'Toole, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.).

                  1. Name. The name of the limited liability company formed hereby is UBS Preferred Funding Company LLC IX (the "Company").

                  2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware, 19808.

                  3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware, 19808.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

                                                     Niall O'Toole,
                                                     an Authorized Person

                                                  By:/s/ Niall O'Toole
                                                     ---------------------------
                                                     Name: Niall O'Toole
                                                     Title: Authorized Officer